Exhibit 99.2
ASTA FUNDING
Moderator: Gary Stern
December 16, 2009
7:45 a.m. CT

Operator:	Good morning. My name’s (Natasha) and I’ll be your conference operator today. At this time I would like to welcome everyone to the Asta Funding fourth quarter and 12 months fiscal 2009 results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you have already done so, please press the pound sign now then press star one again to insure your question is registered. If you would like to withdrawal your question, please press the pound key.

Thank you. On the call today is Mr. Gary Stern, Chairman and Chief Executive Officer, and Mr. Bob Michael — excuse me, Michel, Chief Financial Officer.

Before I ask our host, Mr. Stern, to discuss the current results let me take a few minutes to read the following (looking) statements.

Except for historical information containing herein, the matters set forth in the conference call are forward-looking statements. Although Asta Funding believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized.

Forward-looking statements involve certain risk and uncertainties that could cause actual results to diver materially from Asta Funding Inc. expectations. Factors that could contribute to such differences include the affect of the economy on collections and on the performance of third party collection agencies, our recent losses and judgment involved in accessing portfolio, impairments, potential issues with respect to our income tax position and those factors identified in our form 10-K and 10-KA for the fiscal year ended September 30, 2008, our form 10-Q for the quarter ended June 30, 2009 and from time to time in our other filings with Securities and Exchange Commission.

New releases and other communications, including the Asta Funding, may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue its quarterly divided program. Asta Funding reports with Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.

Now let me turn the call over to Gary Stern, Chairman and Chief Executive Officer of Asta Funding.

Gary Stern:	Thank you. Good morning everyone and thank you for joining today’s conference call. We have taken significant steps this quarter and in fact this entire year to insure that our company is well positioned as we move forward into fiscal year 2010.

At fiscal yearend 2008 we had $84 million in senior debt. As of today we only owe Bank Leumi $3,600,000. The company has an $8,246,000 subordinated debt from the Stern family entity, Asta Group Incorporated originally due in January of 2010 that is being extended to December 31, 2010.

We took a sizable impairment adjustment of $137 million in the fourth quarter of fiscal year 2010, bringing our total impairment adjustments to $183 million and $500,000 for the year. This significant adjustment reflects the recognition of losses stemming from the decline in value of certain portfolios owned by the company including $53 million recorded on the Great Seneca portfolio for the fourth quarter of fiscal year 2009.

We have been advised to anticipate a federal tax refund estimated as $46 million to be received during fiscal year 2010.

I would like to share with you some perspectives on Asta Funding. We have worked diligently to reduce our senior debt and our progress is evident when you look at the trend line. Total senior debt September 30, 2007 was $167 million. As of September 30, 2008 senior debt was $84 million; September 30, 2009 $18 million, currently $3.6 million.

We continue to focus on cost management. In the second quarter of 2009 we announced the closing of our Pennsylvania call facility. The cost savings from this action alone represents $2 million annually and we have continued to take additional incremental steps to lower our administrative (inaudible).

All of this brings us to where we are today. We expect to have approximately $80 to $85 million cash available over the course of fiscal year 2010 to operate and grow our business without further borrowing, although if we need additional attractive portfolios and we find ones that are attractive, we would like to — that we’d like to acquire, we may consider to seek additional funding.

The company’s net worth is $157 million, slightly over $11 per share. We believe the aforementioned items will act as a strong anchor which puts Asta funding in a health position for positive and stable growth.

Now I’d like to turn the call over to Bob Michel who will review the financial results.

Bob Michel:	Thank you Gary. Good morning. For the three months ended September 30, 2009 we reported an unaudited net loss of $79,198,000 or a loss of $5.55 per share. This compares to net income of $782,000 or five cents per diluted share for the same period the previous year.

The company reported revenues in the fourth quarter of 2009 as $16, 478,000 as compared to $23,766,000 for the fourth quarter of fiscal 2008. During the fourth quarter of fiscal year 2009 net cash collections of consumer receivables acquired for liquidation, including net collections represented by account sales, were $30.8 million.

As expected, given the challenging collections environment, this represents a decrease over the same period last year where we reported close to 51.3 million in collections. For additional comparative purposes, net collections were $37.6 million in the third quarter of fiscal 2009.

Finance income during the fourth quarter 2009 from fully amortized portfolios was $9,563,000 compared to $11,055,000 for the comparable period a year ago. Asta Funding invested approximately $3.1 million in portfolio purchases in the fourth quarter of fiscal year 2009 with a face value of $149.9 million.

Acquisitions are lower as we continued our effort in paying down the senior credit facility. As Gary previously mentioned, the currency of the facility is currently $3.6 million, down from $84 million at September 30, 2008.

As we continued our cost containment program during the year, significantly the closing of our Pennsylvania call center, general administrative expenses decreased significantly from $9,017,000 in the fourth quarter 2008 to $5,909,000 in the fourth quarter of fiscal 200 with lower salaries and direct collection related expenses.

As Gary mentioned earlier, the company recorded a significant noncash impairment charge of $137 million during the fourth quarter of 2009. You may recall collections were slightly higher in the third quarter of fiscal 2009 than the second quarter of 2009; however we were not able to sustain that trend into the fourth quarter.

The collection environment continues to be challenging. It became clear the slowing of collections began to accelerate the valuation adjustments required to insure our portfolios are recorded at at least the net realizable value.

Impairments are noncash charges in the current period that are evaluation adjustments that true up the returns of the portfolios to reflect the revised expected return to the expected return when the portfolio was originally acquired.

A good portion of the impairments was recorded on portfolios acquired during the period of a healthier economy with a robust housing market and very low unemployment. With the slow down in the housing market, the larger payoff of judgments, that was associated with the robust housing market, has been substantially reduced.

Although we have good sized inventory of judgments, people are staying in their houses longer and waiting for their value to increase and, in a lot of cases, to increase more than the mortgage value.

As unemployment rate rose to over 10 percent, garnishments, which became a larger part of the collection base, began to slow down also.

As mentioned, we do have a sizable judgment inventory; however, as we projected the collections for our impairment analysis, we have determined impairments recorded in the fourth quarter are not timing related as evidenced by impairments recorded on our cost recovery portfolios.

Of the 74 million in impairments recorded on cost recovery method portfolios, an impairment of charge is actually 53 million was recorded on the Great Seneca portfolio, a large portfolio purchased in March of 2007.

In addition, one of our significant services has filed bankruptcy recently. We are working with the servers to insure there will be as little disruption as possible but this event will have an effect on collections.

As the trends of the collections from this service was evident during the fourth quarter such trend was incorporated into the impairment analysis for the quarter.

Moving on to the 12 months and year end report; for the 12 months ended September 30, 2009 Asta Funding reported a net loss of 90,725,000 compared to a net profit of 8,829,000 for fiscal year 2008. This represents a $6.36 loss per share for fiscal year 2009 as compared to income of 61 cents per diluted share for the comparable period a year ago.

Revenues for fiscal year 2009 were 70,290,000 compared to 115,495,000 for the prior 12 months, a decrease of 39.1 percent. For the 12 months ended September 30, 2009 net collection — net cash collections of receivables acquired for liquidation, including net collections represented by account sales, were 147,409,000 compared to 207,974,000 for the 12 months ended September 30, 2008, a 29.1 percent decrease.

During the month — 12 month period ended September 30, 2009 net cash collections represented by account sales were 8,6662,000 or 5.9 percent of net cash collections compared to 20,395,000 or 9.8 percent in the same period in the prior year.

For the 12 month period ended September 30, 2009 income from fully amortized portfolios was 40,652,000 compared to 45,307,000 for the 12 months ended September 30, 2008. General administrative expenses were 25,915,000 for the fiscal year 2009, as compared to 29,560,000 in fiscal 2008. More than have the decrease is related to lower salaries.

And that concludes my remarks on the financial results. I’ll turn it back to Gary.

Gary Stern:	OK, thank you. Now we’d like to take questions.

Operator:	At this time, ladies and gentleman, if you would like to ask a question please press star one on your telephone keypad. We will be accepting one question per participant. And then press star one again for a follow up question.

We will pause for just a moment to compile the Q and A roster. Again, ladies and gentleman, if you would like to ask a question, please press star one on your telephone keypad at this time.

Your first question comes from Bill Desellum with Titan Capital.

Bill Desellum:	Bill Desellum with Titan Capital Management. How many questions am I allotted again? Is that just one, is that correct?

Gary Stern:	And one follow up, yes.

Bill Desellum:	OK, great. So let’s start with understanding the — a couple of cash flow numbers that you put in the — in the commentary in the release.

The — you mentioned 80 to 85 million in the second paragraph but then in the fourth paragraph there’s a reference to the 35 to 40 million, but that says that excludes the Great Seneca portfolio. So are we to read into that that the difference is the Great Seneca portfolio or could you provide some clarity to help us understand that please.

Gary Stern:	Sure Bill. We anticipate a $46 million federal tax refund and we anticipate the next — for fiscal year 2002 we’ll have $35 to $40 million in positive cash flow. Therefore, the total cash available to Asta in the course of 2010 for portfolio purchases will be somewhere in the $80 to $85 million range.

Bill Desellum:	So basically taking the $35 to $40 million we add on top of that the federal tax refund. And any cash flow that you collect from the Great Seneca portfolio that goes to the bank of Montreal.

Gary Stern:	That’s correct. So the number’s we’re talking about, 80 to 85 million, are just on Asta Funding excluding Great Seneca. And we also had a small credit facility of $6 million which, if needed, we would attempt to increase that as portfolio purchases increased, but as far, as we could see now, we believe the company would be self funded this year.

Bill Desellum:	Great. Thank you.

(Inaudible)

Gary Stern:	...option to go back to the banks to increase the lines but we did not need a large line and that’s why we had a small line, just to keep a relationship going just in case we need that down the road.

Bill Desellum:	Thank you. And did I just use up my follow up or do I get one more?

(Bill Des

Gary Stern:	It’s OK.

Male:	Yes, that’s good Bill.

Bill Desellum:	All right, thank you. So relative to the bank change, you have for many, many years — matter of fact, I think maybe even the entire history of the company, had a relationship with IDB. What changed there?

Gary Stern:	Well we feel — we have decided to make a change. We also — Bank Leumi has been part of this lending group for many years and we feel it’s in the company’s best interest to switch with Leumi going forward.

Bill Desellum:	And that was — and that was your choice or was IDB under some pressure from their regulators to change their mix of business, or some other issues they were dealing with?

Gary Stern:	No. I don’t think I can comment on that.

Bill Desellum:	OK. Thank you both. I’m going to go back in queue.

Gary Stern:	Thank you.

Operator:	Your next question comes from (Samira Goclu) with (inaudible) and Wood.

(Samira Goclu):	Just a couple of related questions. Could you just remind us what the carrying value of the Great Seneca portfolio was at September 30 and what your collections on that portfolio specifically were during the September quarter?

Bob Michel:	The carrying value of the great Seneca portfolio at September 30 was 121 million and the collections were approximately $6 million.

Gary Stern:	$6 million. I’m sorry.

(Samira Goclu):	Six million for the quarter?

Bob Michel:	Yes.

Gary Stern:	Yes.

(Samira Goclu):	Thank you. And then just really quickly, in terms of your differed tax asset, just wanted to find out if you were currently holding any sort of valuation allowance against that asset or you don’t right now.

Bob Michel:	Yes, there is a valuation allowance against that.

(Samira Goclu):	OK. And how much is that allowance? Could you remind us?

Bob Michel:	It’s approximately $4 million.

(Samira Goclu):	$4 million. OK. Thank you.

Gary Stern:	(Samira), I just want to reiterate, the six million is the net number, so the net collections for the quarter on Great Seneca.

(Samira Goclu):	That’s helpful. Thank you.

Gary Stern:	Thank you.

Operator:	Your next question comes from (Aaron Stackhouse), private investor.

(Aaron Stackhouse):	Hi Gary. Back on the May conference call you had described the dooms day scenario for the Great Seneca portfolio which basically involved what would happen if the bank of Montreal were to take that portfolio back.

And you had projected a $30 million tax rebate from that situation. Does that overlap in any way the $46 million that we’re looking at for this quarter coming up?

Gary Stern:	Well there — the impairments take in that — that is a piece of the equation. Yes.

(Aaron Stackhouse):	OK.

Operator:	Again, ladies and gentleman, if you would like to ask a question, please press star one on your telephone keypad at this time.

You have a question from John Deysher with Pinnacle Value Fund.

John Deysher:	That’s shown on the balance sheet of 122.6 million, I think the Bank of Leumi is 3.6 million of that. What — where are the other pieces of that and could you remind us again when those pieces mature?

Bob Michel:	Well I think the balance sheet is as of September 30 and the senior credit facility was $18 million at that time. The $3.6 million balance on the Leumi loan is as of today.

Operator:	And at this...

Bob Michel:	And the remaining part of the debt is the Great — is the Bank of Montreal loan.

Operator:	And at this time there are no further questions in the queue.

Gary Stern:	Thank you for participating in our fourth quarter conference call. As always, should you have any additional questions, please feel free to call Bob or myself. Have a pleasant day.

Operator:	Thank you for participating in today’s teleconference. You may now disconnect.
END